Exhibit 99.1
Ellington Financial Inc. Reports Third Quarter 2021 Results
OLD GREENWICH, Connecticut—November 8, 2021
Ellington Financial Inc. (NYSE: EFC) (the "Company") today reported financial results for the quarter ended September 30, 2021.
Highlights
•Net income of $20.6 million, or $0.41 per common share.
•Core Earnings1 of $23.0 million, or $0.46 per share.
•Book value per common share as of September 30, 2021 of $18.35, including the effects of dividends of $0.45 per common share for the quarter.
•Credit strategy gross income of $33.6 million for the quarter, or $0.66 per share.
•Agency strategy gross income of $1.7 million for the quarter, or $0.03 per share.
•Dividend yield of 9.8% based on the November 5, 2021 closing stock price of $18.43 per share, and monthly dividend of $0.15 per common share declared on November 5, 2021.
•Debt-to-equity ratio of 2.9:1 and recourse debt-to-equity ratio of 1.8:12 as of September 30, 2021.
•Cash and cash equivalents of $103.6 million as of September 30, 2021, in addition to other unencumbered assets of $648.9 million.
•In July, issued 6.303 million shares of common stock through a follow-on common stock offering, increasing our total equity by $113.1 million, or approximately 12%.
Third Quarter 2021 Results
"During the third quarter, we were able to substantially expand our loan portfolios. Our proprietary loan pipelines continue to provide us with a robust supply of high-yielding investments, and our equity capital raise in July enabled us to absorb that supply with relative ease," said Laurence Penn, Chief Executive Officer and President of Ellington Financial. "For the quarter, we generated per share net income of $0.41 and core earnings of $0.46, and we have now delivered an economic return of more than 11% through the first nine months of the year.
"The prospects of continued growth from our proprietary pipelines continue to be excellent. Our non-QM affiliate LendSure had yet another record quarter, both in origination volume and profitability. Thanks to our loan flow from LendSure, we were able to complete our third non-QM securitization of the year shortly after quarter end. Meanwhile, we are also seeing substantially increased loan flow in our residential transition loan and small balance commercial bridge loan businesses. Finally, we have closed on three additional equity stakes in loan originators in the last six months, and we have several others in the works that we hope to complete before year end.
"In the third quarter, our results not only benefited from continued growth in our loan portfolios, but also from excellent credit performance in those portfolios. We also had significant earnings from our CMBS, CLO, and non-Agency RMBS strategies. On the other hand, we had an unrealized loss related to our investment in our affiliate Longbridge Financial, which had a net loss for the quarter caused by yield spread widening and elevated prepayment speeds in the reverse mortgage sector. Importantly, Longbridge's net loss was due to a reduction in the value of its MSR portfolio, whereas its origination segment was still profitable. As such, we view Longbridge's quarterly loss as an anomaly, and believe that its earnings and growth prospects continue to be excellent. In fact, Longbridge has bounced right back to profitability in October.
"In October, having fully deployed the capital from our July raise, we again accessed the capital markets to support the continued growth of our loan portfolios. We raised just over $100 million of common equity, again at around book value. In addition to fueling continued loan portfolio growth, this additional capital should provide us with additional economies of scale—in our portfolio, in the capital markets, and operationally—while also positioning us to be opportunistic should any volatility occur around year end. Our October capital raise also put Ellington Financial above the $1 billion market cap threshold, which we believe will further increase our visibility in the marketplace, increase the liquidity of our stock for our shareholders, and enable us to access both the debt and equity capital markets more efficiently."
1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Net Income (Loss) to Core Earnings" below for an explanation regarding the calculation of Core Earnings.
2 Excludes repo borrowings at certain unconsolidated entities that are recourse to us. Including such borrowings, the Company's debt-to-equity ratio based on total recourse borrowings was 1.9:1 as of September 30, 2021.

Financial Results
The Company's total long credit portfolio3 grew by 24% in the third quarter, to $1.688 billion as of September 30, 2021, as the Company deployed proceeds from its July equity offering. The majority of the growth occurred in the non-QM and residential transition loan strategies, while the Company's portfolios of small balance commercial mortgage loans and non-Agency RMBS also expanded. These increases were partially offset by loan payoffs and opportunistic sales of CMBS and CLOs during the quarter.
The Company's long Agency RMBS portfolio also increased during the quarter, by 4% to $1.537 billion as of September 30, 2021.
The Company's debt-to-equity ratio, adjusted for unsettled purchases and sales, decreased to 2.9:1 as of September 30, 2021, as compared to 3.2:1 as of June 30, 2021, as borrowings related to new purchases were partially offset by paydowns of non-recourse borrowings related to the Company's non-QM securitizations, and as total equity increased. The Company's recourse debt-to-equity ratio, adjusted for unsettled purchases and sales, was unchanged at 1.9:1 as of September 30, 2021, as borrowings related to new purchases increased roughly in proportion to total equity.
During the third quarter, the Company's credit strategy generated total gross income of $33.6 million, or $0.66 per share, and its Agency strategy generated total gross income of $1.7 million or $0.03 per share.
The Company had strong performance from most of its primary credit strategies in the third quarter, and similar to the prior quarter, strong net interest income4 and substantial net realized and unrealized gains drove results. The Company's loan strategies—including non-QM, residential transition, small balance commercial mortgage, and consumer loans—generated high returns on equity driven primarily by net interest income, while performance in the CMBS, CLO, and non-Agency RMBS strategies was also excellent, driven primarily by net realized and unrealized gains. Finally, despite a record quarter of originations, Longbridge Financial had a net loss for the quarter, driven by mark-to-market losses on its MSR portfolio due to yield spread widening and elevated prepayment speeds in the reverse mortgage sector, which detracted from the Company's results.
The Company's Agency strategy had modestly positive results during a quarter in which the Agency RMBS sector had mixed performance. In July and early August, interest rates continued to fall and volatility increased, causing Agency RMBS to underperform U.S. Treasury securities. Moving into the latter half of the quarter, interest rates began to increase and volatility declined, and toward the end of the quarter, Agency yield spreads tightened as the market got more clarity on the Federal Reserve's tapering plan. Incrementally higher mortgage rates—particularly in September—led to reduced expectations for prepayment rates and boosted higher-coupon RMBS, while the anticipated withdrawal of Federal Reserve purchases negatively impacted lower-coupon RMBS.
Net interest income on the Company's Agency portfolio, strong performance from its Agency interest-only securities, and net gains on its higher-coupon specified pools exceeded net losses on its lower-coupon holdings and reverse mortgage portfolio. On the hedging side, net losses on TBA short positions, particularly on higher coupons, slightly exceeded net gains on interest-rate swaps and U.S. Treasury hedges.
Average pay-ups on the Company's specified pools decreased to 1.04% as of September 30, 2021, as compared to 1.10% as of June 30, 2021, as new purchases during the quarter mainly consisted of pools with lower pay-ups. Pay-ups are price premiums for specified pools relative to their TBA counterparts.
During the third quarter, the Company continued to hedge interest rate risk, primarily through the use of interest rate swaps, and short positions in TBAs, U.S. Treasury securities, and futures. The size of the Company's short TBA position increased quarter over quarter relative to its other hedging instruments, as measured by 10-year equivalents5. In addition, the Company continued to maintain a long TBA portfolio concentrated in lower coupons.
3 Includes REO at the lower of cost or fair value. Excludes hedges and other derivative positions, as well as tranches of the Company's consolidated non-QM securitization trusts that were sold to third parties, but that are consolidated for U.S. GAAP reporting purposes. Including such tranches, the Company's total long credit portfolio was $2.534 billion as of September 30, 2021.
4 Excludes any interest income and interest expense items from Interest rate hedges, net and Credit hedges and other activities, net.
5 Ten-year equivalents for a group of positions represent the amount of 10-year U.S. Treasury securities that would be expected to experience a similar change in market value under a standard parallel move in interest rates.

The following tables summarize the Company's investment portfolio holdings as of September 30, 2021 and June 30, 2021:
Credit Portfolio(1)

	September 30, 2021		June 30, 2021
($ in thousands)	Fair Value	% of Total Long Credit Portfolio	Fair Value	% of Total Long Credit Portfolio
Dollar Denominated:
CLOs(2)	$65,678	2.6%	$69,053	2.9%
CMBS	13,604	0.5%	45,872	2.0%
Commercial mortgage loans and REO(3)(4)	325,733	12.9%	316,010	13.5%
Consumer loans and ABS backed by consumer loans(2)	138,568	5.5%	138,471	5.9%
Corporate debt and equity and corporate loans	26,373	1.0%	27,939	1.2%
Debt and equity investments in loan origination entities	106,406	4.2%	106,159	4.5%
Non-Agency RMBS	168,044	6.6%	158,798	6.8%
Residential mortgage loans and REO(3)	1,658,879	65.5%	1,447,202	61.8%
Non-Dollar Denominated:
CLOs(2)	3,746	0.1%	3,804	0.2%
Consumer loans and ABS backed by consumer loans	101	—%	166	—%
Corporate debt and equity	14	—%	26	—%
RMBS(5)	26,960	1.1%	28,717	1.2%
Total Long Credit Portfolio	$2,534,106	100.0%	$2,342,217	100.0%
Less: Non-retained tranches of consolidated securitization trusts	845,754		982,984
Total Long Credit Portfolio excluding non-retained tranches of consolidated securitization trusts	$1,688,352		$1,359,233
(1)This information does not include U.S. Treasury securities, securities sold short, or financial derivatives.
(2)Includes equity investments in securitization-related vehicles.
(3)In accordance with U.S. GAAP, REO is not considered a financial instrument and as a result is included at the lower of cost or fair value.
(4)Includes equity investments in unconsolidated entities holding small balance commercial mortgage loans and REO.
(5)Includes an equity investment in an unconsolidated entity holding European RMBS.
Agency RMBS Portfolio

	September 30, 2021		June 30, 2021
($ in thousands)	Fair Value	% of Long Agency Portfolio	Fair Value	% of Long Agency Portfolio
Long Agency RMBS:
Fixed Rate	$1,424,516	92.7%	$1,333,676	90.4%
Floating Rate	10,880	0.7%	27,093	1.8%
Reverse Mortgages	63,534	4.1%	75,934	5.1%
IOs	38,077	2.5%	39,045	2.7%
Total Long Agency RMBS	$1,537,007	100.0%	$1,475,748	100.0%

The following table summarizes the Company's operating results for the three-month periods ended September 30, 2021 and June 30, 2021 and the nine-month period ended September 30, 2021:

	Three-Month Period Ended September 30, 2021	Per Share	Three-Month Period Ended June 30, 2021	Per Share	Nine-Month Period Ended September 30, 2021	Per Share
(In thousands, except per share amounts)
Credit:
Interest income and other income(1)	$36,337	$0.72	$36,511	$0.82	$107,137	$2.30
Realized gain (loss), net	7,826	0.15	2,009	0.05	14,023	0.30
Unrealized gain (loss), net	(2,528)	(0.05)	12,791	0.29	27,838	0.60
Interest rate hedges, net(2)	309	0.01	(1,202)	(0.03)	835	0.02
Credit hedges and other activities, net(3)	1,074	0.02	1,303	0.03	3,462	0.08
Interest expense(4)	(9,065)	(0.18)	(9,856)	(0.22)	(28,865)	(0.62)
Other investment related expenses	(2,879)	(0.06)	(4,831)	(0.11)	(12,565)	(0.27)
Earnings (losses) from investments in unconsolidated entities	2,549	0.05	18,602	0.42	27,786	0.60
Total Credit profit (loss)	33,623	0.66	55,327	1.25	139,651	3.01
Agency RMBS:
Interest income	5,246	0.10	11,328	0.25	23,326	0.50
Realized gain (loss), net	(1,151)	(0.02)	(3,982)	(0.09)	(5,131)	(0.11)
Unrealized gain (loss), net	242	0.00	(2,815)	(0.06)	(24,547)	(0.53)
Interest rate hedges and other activities, net(2)	(1,762)	(0.03)	(4,754)	(0.11)	9,683	0.21
Interest expense(4)	(866)	(0.02)	(939)	(0.02)	(2,744)	(0.06)
Total Agency RMBS profit (loss)	1,709	0.03	(1,162)	(0.03)	587	0.01
Total Credit and Agency RMBS profit (loss)	35,332	0.69	54,165	1.22	140,238	3.02
Other interest income (expense), net	8	—	38	—	53	—
Income tax (expense) benefit	2,009	0.04	(3,140)	(0.07)	(3,149)	(0.07)
Other expenses	(8,113)	(0.16)	(7,437)	(0.17)	(23,024)	(0.50)
Net income (loss) (before incentive fee)	29,236	0.57	43,626	0.98	114,118	2.45
Incentive fee	(5,255)	(0.10)	(7,157)	(0.16)	(12,412)	(0.26)
Net income (loss)	$23,981	$0.47	$36,469	$0.82	$101,706	$2.19
Less: Dividends on preferred stock	1,941	0.04	1,940	0.04	5,822	0.13
Less: Net income (loss) attributable to non-participating non-controlling interests	1,195	0.02	1,369	0.03	3,446	0.07
Net income (loss) attributable to common stockholders and participating non-controlling interests	20,845	0.41	33,160	0.75	92,438	1.99
Less: Net income (loss) attributable to participating non-controlling interests	281		505		1,363
Net income (loss) attributable to common stockholders	$20,564	$0.41	$32,655	$0.75	$91,075	$1.99
Weighted average shares of common stock and convertible units(5) outstanding	50,533		44,460		46,503
Weighted average shares of common stock outstanding	49,853		43,782		45,828
(1)Other income primarily consists of rental income on real estate owned and loan origination fees.
(2)Includes U.S. Treasury securities, if applicable.
(3)Other activities include certain equity and other trading strategies and related hedges, and net realized and unrealized gains (losses) on foreign currency.
(4)Includes allocable portion of interest expense on the Company's Senior notes.
(5)Convertible units include Operating Partnership units attributable to participating non-controlling interests.

About Ellington Financial
Ellington Financial invests in a diverse array of financial assets, including residential and commercial mortgage loans, residential and commercial mortgage-backed securities, consumer loans and asset-backed securities backed by consumer loans, collateralized loan obligations, non-mortgage and mortgage-related derivatives, equity investments in loan origination companies, and other strategic investments. Ellington Financial is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Monday, November 8, 2021, to discuss its financial results for the quarter ended September 30, 2021. To participate in the event by telephone, please dial (877) 876-9173 at least 10 minutes prior to the start time and reference the conference ID EFCQ321. International callers should dial (785) 424-1667 and reference the same conference ID. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Monday, November 8, 2021, at approximately 2:00 p.m. Eastern Time through Monday, November 15, 2021 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (877) 693-4280. International callers should dial (402) 220-1601. A replay of the conference call will also be archived on the Company's web site at www.ellingtonfinancial.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and the Company's ability to implement its investment and hedging strategies, performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in its Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's investments, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940; the Company's ability to qualify and maintain its qualification as a real estate investment trust, or "REIT"; and other changes in market conditions and economic trends, including changes resulting from the ongoing spread and economic effects of the novel coronavirus (COVID-19) pandemic, and associated responses to the pandemic. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the Company's Annual Report on Form 10-K, as amended, which can be accessed through the Company's website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports the Company's files with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Nine-Month Period Ended September 30, 2021
	September 30, 2021	June 30, 2021
(In thousands, except per share amounts)
NET INTEREST INCOME
Interest income	$40,146	$45,890	$126,115
Interest expense	(10,604)	(11,166)	(33,111)
Total net interest income	29,542	34,724	93,004
Other Income (Loss)
Realized gains (losses) on securities and loans, net	6,359	(2,009)	8,627
Realized gains (losses) on financial derivatives, net	(1,782)	425	4,438
Realized gains (losses) on real estate owned, net	(50)	(74)	(63)
Unrealized gains (losses) on securities and loans, net	(3,212)	10,000	5,006
Unrealized gains (losses) on financial derivatives, net	1,155	(5,683)	6,183
Unrealized gains (losses) on real estate owned, net	672	(1,314)	(1,435)
Other, net	2,986	4,363	9,310
Total other income (loss)	6,128	5,708	32,066
EXPENSES
Base management fee to affiliate (Net of fee rebates of $395, $195 and $784, respectively)	3,675	3,355	10,308
Incentive fee to affiliate	5,255	7,157	12,412
Investment related expenses:
Servicing expense	1,182	974	3,142
Debt issuance costs related to Other secured borrowings, at fair value	—	2,039	3,704
Other	1,697	1,818	5,719
Professional fees	1,202	1,037	3,437
Compensation expense	1,554	1,412	4,386
Other expenses	1,682	1,633	4,893
Total expenses	16,247	19,425	48,001
Net Income (Loss) before Income Tax Expense (Benefit) and Earnings from Investments in Unconsolidated Entities	19,423	21,007	77,069
Income tax expense (benefit)	(2,009)	3,140	3,149
Earnings (losses) from investments in unconsolidated entities	2,549	18,602	27,786
Net Income (Loss)	23,981	36,469	101,706
Net Income (Loss) Attributable to Non-Controlling Interests	1,476	1,874	4,809
Dividends on Preferred Stock	1,941	1,940	5,822
Net Income (Loss) Attributable to Common Stockholders	$20,564	$32,655	$91,075
Net Income (Loss) per Common Share:
Basic and Diluted	$0.41	$0.75	$1.99
Weighted average shares of common stock outstanding	49,853	43,782	45,828
Weighted average shares of common stock and convertible units outstanding	50,533	44,460	46,503

ELLINGTON FINANCIAL INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
(In thousands, except share amounts)	September 30, 2021	June 30, 2021	December 31, 2020(1)
ASSETS
Cash and cash equivalents	$103,617	$134,695	$111,647
Restricted cash	175	175	175
Securities, at fair value	1,895,563	1,860,990	1,514,185
Loans, at fair value	1,996,529	1,742,701	1,453,480
Investments in unconsolidated entities, at fair value	142,019	178,979	141,620
Real estate owned	37,002	35,295	23,598
Financial derivatives–assets, at fair value	15,976	13,028	15,479
Reverse repurchase agreements	38,062	160,412	38,640
Due from brokers	89,983	76,396	63,147
Investment related receivables	97,721	75,781	49,317
Other assets	3,608	4,229	2,575
Total Assets	$4,420,255	$4,282,681	$3,413,863
LIABILITIES
Securities sold short, at fair value	$30,294	$145,374	$38,642
Repurchase agreements	2,105,836	1,916,749	1,496,931
Financial derivatives–liabilities, at fair value	14,119	14,171	24,553
Due to brokers	2,560	2,130	5,059
Investment related payables	82,295	29,457	4,754
Other secured borrowings	90,981	86,374	51,062
Other secured borrowings, at fair value	872,306	1,003,037	754,921
Senior notes, net	85,759	85,693	85,561
Base management fee payable to affiliate	3,675	3,355	3,178
Incentive fee payable to affiliate	5,255	7,157	—
Dividend payable	9,149	7,963	5,738
Interest payable	1,813	3,000	3,233
Accrued expenses and other liabilities	20,943	23,117	18,659
Total Liabilities	3,324,985	3,327,577	2,492,291
EQUITY
Preferred stock, par value $0.001 per share, 100,000,000 shares authorized; 6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable; 4,600,000 shares issued and outstanding, respectively ($115,000 liquidation preference)	111,034	111,034	111,034
Common stock, par value $0.001 per share, 100,000,000 shares authorized; (51,677,667, 43,781,684, and 43,781,684 shares issued and outstanding, respectively)(3)	52	44	44
Additional paid-in-capital	1,057,939	915,817	915,658
Retained earnings (accumulated deficit)	(105,699)	(103,409)	(141,521)
Total Stockholders' Equity	1,063,326	923,486	885,215
Non-controlling interests	31,944	31,618	36,357
Total Equity	1,095,270	955,104	921,572
TOTAL LIABILITIES AND EQUITY	$4,420,255	$4,282,681	$3,413,863
SUPPLEMENTAL PER SHARE INFORMATION:
Book Value Per Common Share(2)	$18.35	$18.47	$17.59
(1)Derived from audited financial statements as of December 31, 2020.
(2)Based on total stockholders' equity less the aggregate liquidation preference of the Company's preferred stock outstanding.
(3)Common shares issued and outstanding at September 30, 2021 includes approximately 1.5 million shares of common stock issued during the quarter under the Company's at-the-market program.

Reconciliation of Net Income (Loss) to Core Earnings
The Company calculates Core Earnings as U.S. GAAP net income (loss) as adjusted for: (i) realized and unrealized gain (loss) on securities and loans, REO, financial derivatives (excluding periodic settlements on interest rate swaps), other secured borrowings, at fair value, and foreign currency transactions; (ii) incentive fee to affiliate; (iii) Catch-up Premium Amortization Adjustment (as defined below); (iv) non-cash equity compensation expense; (v) provision for income taxes; and (vi) certain other income or loss items that are of a non-recurring nature. For certain investments in unconsolidated entities, the Company includes the relevant components of net operating income in Core Earnings. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Core Earnings is a supplemental non-GAAP financial measure. The Company believes that the presentation of Core Earnings provides a consistent measure of operating performance by excluding the impact of gains and losses and other adjustments listed above from operating results. The Company believes that Core Earnings provides information useful to investors because it is a metric that the Company uses to assess its performance and to evaluate the effective net yield provided by its portfolio. In addition, the Company believes that presenting Core Earnings enables its investors to measure, evaluate, and compare its operating performance to that of its peers. However, because Core Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
The following table reconciles, for the three-month periods ended September 30, 2021 and June 30, 2021 and the nine-month period ended September 30, 2021, the Company's Core Earnings to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable U.S. GAAP measure:

	Three-Month Period Ended		Nine-Month Period Ended September 30, 2021
(In thousands, except per share amounts)	September 30, 2021	June 30, 2021
Net Income (Loss)	$23,981	$36,469	$101,706
Income tax expense (benefit)	(2,009)	3,140	3,149
Net income (loss) before income tax expense	21,972	39,609	104,855
Adjustments:
Realized (gains) losses on securities and loans, net	(6,359)	2,009	(8,627)
Realized (gains) losses on financial derivatives, net	1,782	(425)	(4,438)
Realized (gains) losses on real estate owned, net	50	74	63
Unrealized (gains) losses on securities and loans, net	3,212	(10,000)	(5,006)
Unrealized (gains) losses on financial derivatives, net	(1,155)	5,683	(6,183)
Unrealized (gains) losses on real estate owned, net	(672)	1,314	1,435
Other realized and unrealized (gains) losses, net(1)	(1,133)	(2,166)	(3,901)
Net realized gains (losses) on periodic settlements of interest rate swaps	(1,069)	77	(1,808)
Net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	252	(709)	(47)
Incentive fee to affiliate	5,255	7,157	12,412
Non-cash equity compensation expense	244	244	717
Negative (positive) component of interest income represented by Catch-up Premium Amortization Adjustment	2,944	(3,041)	(10)
Debt issuance costs related to Other secured borrowings, at fair value	—	2,039	3,704
Non-recurring expenses	471	248	719
(Earnings) losses from investments in unconsolidated entities(2)	647	(16,313)	(19,845)
Total Core Earnings	$26,441	$25,800	$74,040
Dividends on preferred stock	1,941	1,940	5,822
Core Earnings attributable to non-controlling interests	1,544	1,609	4,200
Core Earnings Attributable to Common Stockholders	$22,956	$22,251	$64,018
Core Earnings Attributable to Common Stockholders, per share	$0.46	$0.51	$1.40
(1)Includes realized and unrealized gains (losses) on foreign currency and unrealized gain (loss) on other secured borrowings, at fair value, included in Other, net, on the Condensed Consolidated Statement of Operations.
(2)Adjustment represents, for certain investments in unconsolidated entities, the net realized and unrealized gains and losses of the underlying investments of such entities.